EXHIBIT 1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 11, 2019, Reynolds Group Holdings Limited (“RGHL” and together with its consolidated subsidiaries “RGHL Group”) entered into a definitive agreement pursuant to which the RGHL Group will sell the North American, Costa Rican and Japanese closures businesses (collectively “CSI”) to an affiliate of Cerberus Capital Management, L.P. These operations represent substantially all of the RGHL Group’s former Closures segment. The historical operations of CSI were presented as held for sale and as a discontinued operation in the RGHL Group's interim unaudited condensed consolidated financial statements for the three and nine month periods ended September 30, 2019 and 2018 furnished with the Securities and Exchange Commission (“SEC”) on Form 6-K on November 12, 2019. The RGHL Group will retain and continue to operate its closures businesses in Europe, the Middle East, Egypt and South America. The sale price is $615 million, subject to certain closing adjustments.

On December 20, 2019, the sale was completed and the RGHL Group received preliminary sale proceeds of $611 million. These proceeds are subject to adjustment based on differences between estimated and final amounts as of December 19, 2019, in respect of balances such as cash, indebtedness and working capital, each as defined in the sale agreement. The RGHL Group will comply with the provisions of its financing documents with respect to repayments of debt with the net proceeds from the sale. For the purposes of these pro forma statements we have assumed that no such indebtedness will be repaid using the net proceeds from the sale as the extent of repayments is not currently known.

The unaudited pro forma RGHL Group consolidated income statements for the fiscal years ended December 31, 2018, 2017 and 2016, and the unaudited pro forma RGHL Group consolidated balance sheet as of September 30, 2019 give effect to the disposition of CSI and have been derived from the audited consolidated financial statements and notes thereto included in the RGHL Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and the interim unaudited condensed consolidated financial statements and notes thereto for the three and nine month periods ended September 30, 2019 included in the RGHL Group’s Quarterly Report on Form 6-K, each of which have been filed with or furnished to the SEC. The unaudited pro forma consolidated income statements have been prepared as if the sale of CSI occurred on January 1, 2016 and the unaudited pro forma condensed consolidated statement of financial position has been prepared as if the sale of CSI occurred on September 30, 2019.

The unaudited pro forma condensed consolidated financial statements reflect certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at this time. The unaudited pro forma consolidated financial information reflects adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position as of September 30, 2019 and results of operations for the fiscal years ended December 31, 2018, 2017 and 2016.

The unaudited pro forma consolidated financial information has been provided for informational purposes only and does not purport to project the future financial position or operating results that the RGHL Group would have reported had the pro forma transactions been completed as of the dates set forth in this unaudited pro forma financial information and is not necessarily indicative of the future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma financial information and actual amounts.

The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with the RGHL Group’s audited consolidated financial statements and notes thereto included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and the Quarterly Report for the three and nine month periods ended September 30, 2019 on Form 6-K, each of which have been filed with or furnished to the SEC.

Unaudited Pro Forma Condensed Consolidated Income Statements
For the Year Ended December 31, 2018

		Pro Forma
(In $ million)	As Reported	Adjustments	Note	Pro Forma
Revenue	10,660	(601)	(a)	10,059
Cost of sales	(8,566)	480	(a)	(8,086)
Gross profit	2,094	(121)		1,973
Selling, marketing and distribution expenses	(264)	15	(a)	(249)
General and administration expenses	(697)	47	(a)	(650)
Net other income (expenses)	(279)	2	(a)	(277)
Profit from operating activities	854	(57)		797
Financial income	46	(5)	(a)	41
Financial expenses	(865)	—	(a)	(865)
Net financial income (expenses)	(819)	(5)		(824)
Profit (loss) from continuing operations before income tax	35	(62)		(27)
Income tax (expense) benefit	(40)	36	(b)	(4)
Profit (loss) from continuing operations	(5)	(26)		(31)

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Income Statements
For the Year Ended December 31, 2017

		Pro Forma
(In $ million)	As Reported	Adjustments	Note	Pro Forma
Revenue	10,524	(579)	(a)	9,945
Cost of sales	(8,202)	462	(a)	(7,740)
Gross profit	2,322	(117)		2,205
Selling, marketing and distribution expenses	(277)	15	(a)	(262)
General and administration expenses	(745)	53	(a)	(692)
Net other income (expenses)	(78)	3	(a)	(75)
Profit from operating activities	1,222	(46)		1,176
Financial income	49	—	(a)	49
Financial expenses	(750)	11	(a)	(739)
Net financial income (expenses)	(701)	11		(690)
Profit (loss) from continuing operations before income tax	521	(35)		486
Income tax (expense) benefit	(81)	16	(b)	(65)
Profit (loss) from continuing operations	440	(19)		421

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Income Statements
For the Year Ended December 31, 2016

		Pro Forma
(In $ million)	As Reported	Adjustments	Note	Pro Forma
Revenue	10,646	(591)	(a)	10,055
Cost of sales	(8,259)	470	(a)	(7,789)
Gross profit	2,387	(121)		2,266
Selling, marketing and distribution expenses	(315)	17	(a)	(298)
General and administration expenses	(855)	59	(a)	(796)
Net other income (expenses)	(72)	5	(a)	(67)
Profit from operating activities	1,145	(40)		1,105
Financial income	169	(7)	(a)	162
Financial expenses	(1,042)	—	(a)	(1,042)
Net financial income (expenses)	(873)	(7)		(880)
Profit (loss) from continuing operations before income tax	272	(47)		225
Income tax (expense) benefit	(105)	10	(b)	(95)
Profit (loss) from continuing operations	167	(37)		130

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statements of Financial Position as of September 30, 2019

		Pro Forma
(In $ million)	As Reported	Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents	849	611	(c)	1,460
Trade and other receivables, net	1,063	—		1,063
Inventories	1,413	—		1,413
Current tax assets	9	—		9
Assets held for sale	813	(802)	(d)	11
Derivatives	8	—		8
Other assets	97	—		97
Total current assets	4,252	(191)		4,061
Related party and other non-current receivables	389	—		389
Investments in associates and joint ventures	24	—		24
Deferred tax assets	20	—		20
Property, plant and equipment	3,235	—		3,235
Intangible assets	8,571	—		8,571
Derivatives	155	—		155
Other assets	83	—		83
Total non-current assets	12,477	—		12,477
Total assets	16,729	(191)		16,538
Liabilities
Trade and other payables	1,050	—		1,050
Liabilities directly associated with assets held for sale	186	(186)	(d)	—
Borrowings	454	—		454
Lease liabilities	79	—		79
Current tax liabilities	23	—		23
Derivatives	3	—		3
Employee benefits	173	—		173
Provisions	33	—		33
Total current liabilities	2,001	(186)		1,815
Non-current payables	37	—		37
Borrowings	10,531	—		10,531
Lease liabilities	295	—		295
Deferred tax liabilities	929	—		929
Employee benefits	1,108	—		1,108
Provisions	73	—		73
Total non-current liabilities	12,973	—		12,973
Total liabilities	14,974	(186)		14,788
Net assets	1,755	(5)		1,750
Equity
Equity attributable to equity holder of the Group	1,750	(5)	(e)	1,745
Non-controlling interests	5	—		5
Total equity	1,755	(5)		1,750

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(a)
These pro forma adjustments reflect the elimination of the revenues and costs of CSI for the respective periods. These adjustments include certain reasonable allocations of costs incurred by the RGHL Group that are necessary for and associated with the revenue-producing activities of CSI. These adjustments do not reflect any general corporate overhead costs.

(b)
This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using historical statutory rates and permanent differences attributable to CSI, in relevant jurisdictions, for the periods presented. This adjustment does not include any allocation of tax expense associated with disallowed interest deductions.

(c)
This adjustment reflects the receipt of the preliminary sale proceeds on completion of $611 million. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the sale agreement.

(d)	These adjustments reflect the elimination of CSI’s assets held for sale and liabilities directly associated with assets held for sale attributable to the disposition.

(e)
This adjustment represents the estimated loss on sale, based on the preliminary sale proceeds received at completion and the carrying amount of CSI as of September 30, 2019. The actual result on disposal to be reflected in the RGHL Group’s annual financial statements for the year ending December 31, 2019 will be based on the carrying amount of the net assets of CSI as of the closing date of December 20, 2019. Furthermore, in the RGHL Group’s annual financial statements for the year ending December 31, 2019, the gain or loss on sale will also include the release of amounts previously recognized in the foreign currency translation reserve. The release of this amount, which has not yet been quantified, has not been reflected in the unaudited pro forma condensed consolidated income statement as it is nonrecurring in nature. No adjustment has been made to the estimated loss to give effect to any potential post-closing adjustments under the terms of the sale agreement.